Consent of Independent Registered Public Accounting Firm

The Board of Directors
Ensco plc:

We consent to the use of our reports dated February 24, 2012, with respect to the consolidated balance sheets of Ensco plc and subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of income and cash flows for each of the years in the three-year period ended December 31, 2011, and the effectiveness of internal control over financial reporting as of December 31, 2011, incorporated herein by reference.

Our report dated February 24, 2012, on the effectiveness of internal control over financial reporting as of December 31, 2011, contains an explanatory paragraph stating that Ensco plc acquired Pride International Inc. (Pride) during 2011 and management excluded from its assessment of the effectiveness of Ensco plc's internal control over financial reporting as of December 31, 2011, Pride's internal control over financial reporting associated with total assets of $8.2 billion and total revenues of $1.1 billion included in the consolidated financial statements of Ensco plc and subsidiaries as of and for the year ended December 31, 2011. Our audit of internal control over financial reporting of Ensco plc also excluded an evaluation of the internal control over financial reporting of Pride.

/s/ KPMG LLP
Houston, Texas
May 22, 2012